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                                                                     Exhibit 3

                    CERTIFICATE OF DESIGNATION, PREFERENCES
                            AND RIGHTS OF SERIES A
                          CONVERTIBLE PREFERRED STOCK
                                      OF
                       INTEGRA LIFESCIENCES CORPORATION

                  Integra LifeSciences Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY THAT:

         A. Pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), and pursuant to the provisions of Section 151 of Title 8 of the Delaware Code of 1953, as amended, said Board of Directors, pursuant to a unanimous consent dated February 23, 1998, adopted resolutions providing for the designation, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of the Corporation's Series A Convertible Preferred Stock, which resolutions are as follows:

                  WHEREAS, the Certificate of Incorporation of this Corporation provides for two classes of shares known as Common Stock, par value $.01 per share, and Preferred Stock, par value $.01 per share; and

                  WHEREAS, the Board of Directors of this Corporation is authorized by the Certificate of Incorporation to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

                  NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors deems it advisable to, and hereby does, designate a Series A Convertible Preferred Stock and fixes and determines the preferences, rights, qualifications, limitations and restrictions relating to the Series A Convertible Preferred Stock as follows:

                  1. Designation/Ranking. The shares of such series of Preferred Stock shall be designated as "Series A Convertible Preferred Stock" (referred to herein as the "Series A Convertible



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Preferred Stock"). The Series A Convertible Preferred Stock shall rank senior to the Corporation's Common Stock and any other equity security junior in preference or priority to the Series A Convertible Preferred Stock, with respect to the payment of distributions on liquidation, dissolution or winding up of the Corporation and with respect to the payment of dividends.

                  2. Authorized Number. The number of shares constituting the Series A Convertible Preferred Stock shall be 2,000,000 shares.

                  3. Dividends. The holders of Series A Convertible Preferred Stock shall be entitled to receive, out of funds legally available for such purpose, quarterly cumulative cash dividends at the rate of $.16 per share per annum (which amount shall be subject to equitable adjustment whenever there shall occur a stock split or reverse stock split of shares of the Series A Convertible Preferred Stock), and no more. Dividends shall be payable on March 31, June 30, September 30 and December 31 of each year for the three-month period preceding the payment date. If the date for payment of any dividends is not on a business day, then the dividend shall be payable on the next succeeding business day. No dividends or other distributions may be paid on the Common Stock or any other equity securities of the Corporation unless and until cumulative cash dividends have been paid on the Series A Convertible Preferred Stock for all fiscal quarters preceding the quarter in which the dividend on the Common Stock or other equity securities is proposed to be declared and paid.

         Dividends on each share of Series A Convertible Preferred Stock shall be cumulative and shall accrue from the date of issuance of such share of Series A Convertible Preferred Stock, and any arrearages in payment shall not bear interest. The date on which the Corporation initially issues any share of Series A Convertible Preferred Stock shall be deemed to be its "date of issuance," regardless of the number of times of transfer of such shares is made on the stock records maintained by or for the Corporation and regardless of the number of certificates that may be issued to evidence such share.

                  4. Liquidation. (a) Upon any liquidation, dissolution or winding up of the Corporation, each holder of a share of Series A Convertible Preferred Stock shall be entitled, before any distribution or payment is made upon any Common Stock or any other class or series of stock ranking junior to the Series A Convertible Preferred Stock as to distribution of assets upon liquidation, to receive a distribution in an amount (the "Series A Preferential Amount") equal to $8.00 per share plus any cumulative and unpaid dividends, without interest, on such outstanding Series A Convertible Preferred Stock through the date of the liquidation payment, and the holders of Series A


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Convertible Preferred Stock shall not be entitled to any further payment.

                           (b)      If the assets of the Corporation shall be
insufficient to permit the payment in full to the holders of the Series A Convertible Preferred Stock of the Series A Preferential Amount, then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of the Series A Convertible Preferred Stock according to the amounts they are respectively otherwise entitled to receive, and the holders of the Common Stock shall in no event be entitled to participate in the distribution of said assets in respect of their shares.

                           (c)      Upon any such liquidation, dissolution or
winding up of the Corporation, after holders of the Series A Convertible Preferred Stock shall have been paid in full the amounts to which they shall be entitled, the remaining net assets of the Corporation shall be distributed to the holders of Common Stock and any other class or series of stock ranking junior to Series A Convertible Preferred Stock as to the distribution of assets upon liquidation.

                           (d)      Written notice of such liquidation,
dissolution or winding up, stating a payment date, the amount of the Series A Preferential Amount and the place where said Series A Preferential Amount shall be payable, shall be given by mail, postage prepaid, not less than thirty (30) days prior to the payment date stated therein, to the holders of record of Series A Convertible Preferred Stock, such notice to be addressed to each such holder at his or its post office address as shown by the records of the Corporation.

                           (e)      Neither the consolidation or merger of the
Corporation with or into any other entity or entities, nor the sale, transfer, exchange or other disposition of all or substantially all of the assets of the Corporation, shall be deemed, for the purposes of this Section 4, to be a liquidation, dissolution, or winding up of the Corporation.

                  5. Optional Conversion. Any or all of the shares of the Series A Convertible Preferred Stock shall be convertible at any time and from time to time, at the option of each holder of record thereof, into fully paid and nonassessable shares of Common Stock of the Corporation upon surrender to the Corporation of the certificate or certificates representing the Series A Convertible Preferred Stock to be converted; and, upon receipt by the Corporation of such surrendered certificate or certificates with any appropriate endorsement thereon as may be prescribed by the Board of Directors, such holder shall be entitled to receive a certificate or certificates representing the shares of Common Stock into which such shares of Series A Convertible Preferred


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Stock are convertible. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. The basis for such conversion shall be the "conversion rate" in effect at the time of conversion, which for the purposes hereof shall mean the number of shares of Common Stock issuable for each share of Series A Convertible Preferred Stock surrendered for conversion. Initially, the conversion rate shall be one (1), i.e., one (1) share of Common Stock for each share of Series A Convertible Preferred Stock being converted; and such conversion rate shall be subject to adjustment as provided in Section 6 below. In connection with effecting any transfer to the Corporation for cancellation of any Series A Convertible Preferred Stock upon conversion of the same into Common Stock, if any fractional interest in a share of Common Stock would be deliverable upon such conversion of Series A Convertible Preferred Stock, the Corporation shall pay in lieu of such fractional share an amount equal to the "conversion price" (as defined in the following sentence) of such fractional share (computed to the nearest one thousandth of a share) in effect at the close of business on the date of conversion. As used herein, the term "conversion price" shall be an amount computed by dividing $8.00 by the conversion rate then in effect. Initially, the conversion price shall be $8.00.

                  The Board of Directors of the Corporation shall at all times reserve a sufficient number of authorized but unissued shares of Common Stock, which shall be issued only in satisfaction of the conversion rights and privileges described in this Section 5. Any shares of Series A Convertible Preferred Stock which have been converted shall be cancelled and not reissued. Upon any conversion by a holder of shares of Series A Convertible Preferred Stock pursuant to this Section 5, such holder shall be entitled to receive any declared and unpaid cumulative dividends through the date of conversion.

                  In case shares of Series A Convertible Preferred are called for redemption, pursuant to Section 9 hereof, the right to convert such shares shall cease and terminate at the close of business on the date fixed for redemption, unless exercised prior thereto or unless default shall have been made in payment of the Redemption Price.

                  6. Adjustment of Conversion Price and Conversion Rate. The number and kind of securities issuable upon the conversion of the Series A Convertible Preferred Stock, the conversion price and the conversion rate shall be subject to


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adjustment from time to time upon the happening of certain events as follows:

                           (a)      Reorganization, Reclassification.  In the
event of a reorganization, share exchange, or reclassification, other than a change in par value, or from par value to no par value, or from no par value to par value or a consolidation or merger or a transaction described in subsection (b) below, each share of Series A Convertible Preferred Stock shall, after such reorganization, share exchange, reclassification, consolidation or merger, be convertible into the kind and number of shares of stock or other securities or property of the Corporation to which the holder of Series A Convertible Preferred Stock would have been entitled if the holder had held the Common Stock issuable upon conversion of his Series A Convertible Preferred Stock immediately prior to such reorganization, share exchange, reclassification, consolidation or merger.

                           (b)      Subdivision or Combination of Shares.  In
case outstanding shares of Common Stock shall be subdivided or combined, the conversion price shall be proportionately reduced, in case of subdivision of such shares, as of the effective date of such subdivision, or as of the date a record is taken of the holders of Common Stock for the purpose of so subdividing, whichever is earlier, or shall be proportionately increased, in case of combination of such shares, as of the effective date of such combination, or as of the date a record is taken of the holders of Common Stock for the purpose of so combining, whichever is earlier.

                           (c)      Stock Dividends.   In case shares of Common
Stock are issued as a dividend or other distribution on the Common Stock, unless such dividend or distribution is simultaneously made to holders of Series A Convertible Preferred Stock on a pro rata basis with the holders of Common Stock, then the conversion price shall be adjusted, as of the date a record is taken of the holders of Common Stock for the purpose of receiving such dividend or other distribution (or if no such record is taken, as at the date of such payment or other distribution), to that price determined by multiplying the conversion price in effect immediately prior to such payment or other distribution by a fraction (A) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such dividend or other distribution, and (B) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or other distribution.

                           (d)      Adjustment of Conversion Rate.  Upon each
adjustment of the conversion price under the provisions of this Section 6, the conversion rate shall be adjusted to an amount determined by dividing $8.00 by such adjusted conversion price so


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that the product of (w) the adjusted conversion price multiplied by (x) the number of shares of Common Stock then issuable upon conversion shall equal the product of (y) the conversion price immediately prior to the adjustment of the conversion price multiplied by (z) the number of shares of Common Stock issuable upon conversion immediately prior to the event giving rise to such adjustment.

                           (e)      Definition of "Common Stock."  As used in
this paragraph 6, the term "Common Stock" shall be deemed to mean (i) the Common Stock, par value $.01, and (ii) the stock of the Corporation of any class, or series within a class, whether now or hereafter authorized, which has the right to participate in the distribution of either earnings or assets of the Corporation without limit as to the amount or percentage.

                           (f)      Minimum Adjustment.  No reduction of the
conversion price shall be made if the amount of any such reduction would be an amount less than $.01, but any such amount shall be carried forward and reduction with respect thereof shall be made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $.01 or more.

                           (g)      Notices of Adjustments.  Whenever the
conversion rate and conversion price are adjusted as herein provided, the Corporation shall compute the adjusted conversion rate and conversion price in accordance with the foregoing provisions and shall prepare a written instrument setting forth such adjusted conversion rate and conversion price and showing in detail the facts upon which such adjustment is based, and such written instrument shall promptly be delivered to the record holders of the Series A Convertible Preferred Stock.

                  7. Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by such holder).

                  8. Voting Rights. Holders of Series A Convertible Preferred Stock shall be entitled to notice of any stockholders' meeting. Except as otherwise required by law, at any annual or special meeting of the Corporation's stockholders, or in connection with any written consent in lieu of any such meeting, each outstanding share of Series A Convertible Preferred Stock shall be entitled to the number of votes equal to the number of full shares of Common Stock into which such share of Series A


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Convertible Preferred Stock is then convertible (calculated by rounding any fractional share down to the nearest whole number) on the date for determination of stockholders entitled to vote at the meeting. Initially, each share of Series A Convertible Preferred Stock shall have one vote. Except as otherwise required by law, the Series A Convertible Preferred Stock and the Common Stock shall vote together as a single class on each matter submitted to the stockholders, and not by separate class or series.

                  9. Optional Redemption. At any time and from time to time after December 31, 2007, the Corporation may, at the option of the Board of Directors of the Corporation, redeem from any source of funds legally available therefor, in whole or in part, in the manner provided herein, any or all whole number of shares of Series A Convertible Preferred Stock at any time outstanding for an amount per share to be redeemed equal to the Series A Preferential Amount as defined in Section 4 (the "Redemption Price").

                  10. Redemption Procedure. At least thirty (30) days prior to the date fixed for redemption of the Series A Convertible Preferred Stock pursuant to Section 9, written notice ("Redemption Notice") shall be mailed, postage prepaid, to each holder of record of the Series A Convertible Preferred Stock at its address last shown on the records of the Corporation. The Redemption Notice shall state:

                           (a)  whether all or less than all of the
outstanding shares of Series A Convertible Preferred Stock are to be redeemed and the total number of shares of Series A Convertible Preferred Stock being redeemed;

                           (b)  the number of Series A Convertible Preferred
Stock held by the holder that the Corporation intends to redeem;

                           (c)  the date of the redemption and the Redemption
Price; and

                           (d)  that the holder is to surrender to the
Corporation, in the manner and at the place designated, his or her certificate or certificates representing shares of Series A Convertible Preferred Stock to be redeemed.

                  Any failure to mail the notice provided for herein or any defect therein or in the mailing thereof shall not affect the validity of the proceedings for the redemption of any shares so to be redeemed.

                           On or before the date fixed for any redemption of
shares, each holder of shares of Series A Convertible Preferred Stock to be redeemed on such date, unless the holder has


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exercised his right to convert the shares as provided in Section 5, shall surrender the certificate or certificates representing such shares of Series A Convertible Preferred Stock to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired. In the event less than all of the shares represented by such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                           If the Redemption Notice is duly given, and if on
or prior to the Redemption Date the Redemption Price is either paid or made available for payment, then notwithstanding that the certificates evidencing any of the shares of Series A Convertible Preferred Stock so called for redemption have not been surrendered, all rights with respect to such shares shall forthwith after the Redemption Date cease and terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificates therefor.

         B. The recitals and resolutions contained herein have not been modified, altered or amended and are presently in full force and effect.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate this 14th day of April 1998.

                                               INTEGRA LIFESCIENCES CORPORATION

                                               By:/s/Andre P. Decarie
                                               ----------------------
                                               Name:  Andre P. Decarie
                                               Title: Senior Vice President -
                                                      Business Development

ATTEST:

/s/William M. Goldstein
-----------------------
William M. Goldstein, Secretary